Exhibit 10.1

TECHNOLOGY ACQUISITION AND FINANCING AGREEMENT

This Technology Acquisition and Financing Agreement (this “Agreement”) is entered into on May 12, 2020 (the “Effective Date”) for the collective acquisition, development, financing, implementation and commercialization of certain technologies that may be a potential treatment for the COVID-19 virus and its effects on the human body (collectively referred to herein as the “Joint Venture”) by and between:

Premier Biomedical, Inc. (OTC Pink: BIEI), a Nevada corporation (“Premier”),

Technology Health, Inc. (OTC Pink: HALB), a Colorado corporation f/k/a Halberd Corporation (“THI”),

RushNet Inc. (OTC Pink: RSHN), a Colorado corporation (“RushNet”), and

Gold River Productions, Inc., formerly XYZ Hemp, Inc. (OTC Pink: GRPS) a Colorado corporation (“Gold River”).

Each shall be referred to as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Certain technologies owned by Marv Enterprises, LLC (“Marv”), a single member LLC owned and controlled by Dr. Mitch Felder (“Dr. Felder”), which have been exclusively licensed to Premier pursuant to a license agreement, as amended (the “Premier License Agreement”);

WHEREAS, Premier is publicly traded on the Pink Sheets, trading symbol BIEI;

WHEREAS, THI is publicly traded on the Pink Sheets, trading symbol HALB;

WHEREAS, RushNet is publicly traded on the Pink Sheets, trading symbol RSHN;

WHEREAS, Gold River is publicly traded on the Pink Sheets, trading symbol GRPS;

WHEREAS, RushNet, Gold River and Premier are parties to a Strategic Alliance Agreement dated July 19, 2019 (the “Patch Agreement”) concerning the development and marketing of Premier’s Anti-Addiction PatchTM Product;

WHEREAS, the Parties entered into a Strategic Alliance Agreement dated April 1, 2020 (the “April 1 Agreement”), concerning technologies owned by Marv concerning patented extracorporeal therapy (U.S. Patent 9,216,386 and U.S. Patent 8,758,287) (the “Marv Patents”);

WHEREAS, in addition to the safe removal of targeted antigens from the blood and targeted organs as contemplated by the April 1 Agreement, it is believed that the methodology described in the Marv Patents can remove both harmful, inflammatory cytokines and disease-causing targeted antigens from the bloodstream, as a multi-faceted COVID-19 Regiment Solution ETAT-Extracorporeal Targeted Antigens Technology, and therefore the April 1 Agreement is replaced in its entirety by this Agreement, and this Joint Venture will further include a separate intellectual property agreement that includes the licensure of Covid-19 Applications and Covid-19 Licensed Products (the “Intellectual Property Agreement”) to be entered into by and between Marv, as the owner, Premier, as the previous exclusive licensee, and THI as the current licensee. Applications in Appendix A which includes three provisional patents (the “Method for Treating and Curing Covid-19 Infection by Utilizing a Laser to Eradicate the Virus”, the “Method for Treating and Curing Covid-19 Infection”, and the “Method for Treating Covid-19 Inflammatory Cytokine Storm for the Reduction of Morbidity and Mortality in Covid-19 Patients”) (included hereafter in the definition of the Marv Patents in the Field of Coved-19 Treatments). A copy of the Intellectual Property Agreement is attached hereto as Exhibit A;

WHEREAS, this Agreement contemplates the development of a methodology for the extracorporeal treatment of a patient’s body fluid, for example, blood, and /or CSF (cerebrospinal fluid), with the utilization of laser technology for the emissive energy eradication of the COVID-19 virion. The resulting treatment would include a multiplicity of stages implementing a combination of technological innovations for the removal of body fluid from a patient which contains COVID-19 virions, tagging those virions with a fluorescent or luminous antibody, eradicating the fluorescently tagged virion with a laser, and then returning the cleansed body fluid to the patient. The resulting treatment would further include the Method for Treating and Curing Covid-19 Infection by Utilizing a Laser to Eradicate the Virus;

WHEREAS, the technologies represented by the Marv Patents in the Field of Covid-19 Treatments shall, after their licensure by THI, be referred to herein collectively as the “Covid-19 Licensed Products”;

WHEREAS, Premier has contacts (i) within various Veterans Administration hospitals, for the possibility of product testing of the Covid-19 Licensed Products, and (ii) with the University of Texas, El Paso (UTEP), including with regard to, and treatment of, COVID-19;

WHEREAS, the Parties are desirous of collaborating for the creation and distribution of products designed for the treatment of COVID-19 and the like;

WHEREAS, THI has a strategic relationship with Mohammed Zulfiquar and Datatecnics, Inc., for the development of a nano laser to eradicate the targeted antigens and the virus, with regard to the Covid-19 Licensed Products;

WHEREAS, Premier had 483,472,591 shares of its common stock outstanding as of March 16, 2020, but as of this date has 945,879,258 shares outstanding confirmed with the transfer agent as of this date;

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the Parties covenant, promise and agree as follows:

AGREEMENT

1.
RECITALS. The Recitals are hereby incorporated herein by this reference, as if fully restated herein.

2.           TERMS OF THE AGREEMENT.

(a) Payments – Each of THI, Gold River and RushNet, and their respective associates, shall be responsible, jointly and severally, to cause $2,000,000 to be paid for various costs associated with this Agreement (such $2,000,000 amount to be hereinafter referred to as the “Technology Acquisition Fee”), to be paid as follows:

1. $20,000, which has already been paid to attorneys of Marv as it directed.

2. $80,000, payable to THI by no later than May 21, 2020.

3. $750,000, payable to THI by no later than June 7, 2020.

4. $1,150,000, payable to THI by no later than July 20, 2020, $500,000 of which would be payable to a subsidiary of THI to be formed in the United Kingdom, for research and development to be performed in the United Kingdom, by and at the direction of Mohammed Zulfiquar and/or Datatechnics Inc., as invoiced by Mohammed Zulfiquar and/or Datatechnics Inc., for expenses and at an hourly rate to Mohammed Zulfiquar and his designees.

(b) With the payments set forth above, Premier, THI and Dr. Felder, by and through the University of Texas El Paso (UTEP) and possibly others, as a part of this Joint Venture Agreement, will engage in a joint technology interplay with regard to the Covid-19 Licensed Products, including:

1.           for the creation create the fluorescent antibodies to find and target COVID-19 in bodily fluids.
2.           With the payments set forth above, Dr. Felder, by and through Mohammed Zulfiquar and/or Datatechnics Inc., modifies existing laser technology for eradicating identified and targeted antigens less than 10 nanometers in size.
3.           With the payments set forth above, Dr. Felder, by and through Mohammed Zulfiquar and/or Datatechnics Inc., will endeavor to create a tracking computer program for eradicating thousands of virions per second in CSF and blood (which is accomplished prior to returning the cleansed blood to the body).
4.           Not less than $500,000 of the Technology Acquisition Fee shall be budgeted for steps two and three above.

(c) Within three (3) trading days of the execution of this Agreement, the Parties, or at least THI, shall begin to issue a series of joint press releases (the “Joint Press Releases”), the contents of which will be agreed upon by all issuing Parties, concerning the existence of this Agreement and the developments by the Joint Venture.

(d) William Hartman will be appointed as the President and CEO of THI and as a member and Chairman of its Board of Directors.

2.     Each of THI, Gold River and RushNet shall, jointly and severally, use their best efforts to secure financing, including through grants and government contracts (Alternative Funding), including without limitation, NHS Innovation and, for the Joint Venture, currently estimated to be in the amount of Twenty-Five Million Dollars ($25,000,000), Enterprise Investment Scheme (EIS) and the Seed Enterprise Investment Scheme (SEIS). Any Alternative Funding secured for the Joint Venture which is paid to THI shall be considered part of the Technology Acquisition Fee. However, any amount secured by Premier as part of an SBA loan will only be counted toward the $2,000,000 Technology Acquisition Fee amount and credited to THI, Gold River and/or RushNet to the extent of 7.5% of the SBA loan amount. In the event that an amount greater than the Technology Acquisition Fee amount is paid to THI as a result of or as a part of this paragraph or the preceding paragraph, the additional funding shall be paid to, and administered jointly by, THI, Gold River and RushNet.

(a)           THI acknowledges that it has issued an aggregate of 450 million warrants, exercisable for a period of ten (10) years, at $0.01 per share and with cashless exercise provisions, to Dr. Felder (150 million shares), William Hartman (150 million shares), John Borza (75 million shares), and Heidi Carl (75 million shares) as consideration for services rendered in connection herewith.

(b)           In addition to the amounts payable pursuant to the Intellectual Property Agreement and the Technology Acquisition Fee, THI shall pay a 5% gross royalty amount to Datatecnics Inc. or Mohammed Zulfiquar and THI shall pay annually, within 30 days of its fiscal year-end, to each of RushNet and Gold River, 5% of its net income, as reduced by the foregoing payments.
(c)           Premier Biomedical shall not increase the number of authorized shares for at least eight months from the date of this Agreement.

3.      Term and Termination. This Agreement may be terminated by Premier, on thirty (30) days advance notice of termination, in the event the payments set forth in Section 2(a) hereof are not received by Premier on or before their respective due date.

4. No Brokerage Fee. Each Party hereby represents and warrants that there has been no agreement which might cause any other person to become entitled to a finder’s fee, a broker’s fee or a commission as a result of the transactions contemplated hereunder.

6. Nonexclusive Engagement; Extent of Services. The Parties agree that the relationship contemplated by this Agreement is a nonexclusive engagement/venture and that each Party now renders and may continue to render consulting services and/or sell or provide products to other companies that may or may not conduct activities similar to those of each other Party.

7. Non-circumvention, Confidentiality, Nonuse of Proprietary Information and Contacts. Each Party agrees to hold in confidence confidential information acquired in the course of this relationship with the other Parties and their associates. Each Party agrees to refrain from, either during period of this Agreement or at any other time thereafter, disclosing, using or disseminating such confidential information, for its or another’s benefit, in any way acquired in the course of any association arising out of this Agreement. For purposes of this Agreement, confidential information shall include contacts and introductions to third parties and information relating thereto. Confidential information, knowledge or data of a Party and/or its affiliates shall not include any information which is or becomes generally available to the public other than as a result of a disclosure by such Party or its representatives.

Each Party agrees that any party introduced (the “Introduced Party”) by the other Party (the “Introducing Party”) to (the “Other Party”), will permanently remain the “Introducing Party’s contact, and the “Other Party” will honor same and not contact such “Introduced Party,” except pursuant to this Agreement, without the consent of the Introducing Party. Furthermore, each Party agrees that for a period of three years from the date of this Agreement, should any dealings occur between the “Introduced Party” and the “Other Party,” either directly, indirectly, or through any affiliate or entity in which the “Other Party” receives a financial benefit, the “Introducing Party” of this Agreement shall be compensated with an interest in the profits of such business dealings equal to 50% of the financial benefit received by the “Other Party.”

8. This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of Nevada including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Venue for any action brought under this Agreement shall be in the appropriate court in Clark County, Nevada.

9. The Parties agree and stipulate that each and every term and condition contained in this Agreement is material, and that each and every term and condition may be reasonably accomplished within the time limitations, and in the manner set forth in this Agreement. The Parties agree and stipulate that time is of the essence with respect to compliance with each and every item set forth in this Agreement.

10. This Agreement may not be amended or modified except by written agreement subscribed by all of the Parties to be charged with such modification. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective partners, employees, agents, servants, heirs, administrators, executors, successors, representatives and assigns.

11. This Agreement, along with the exhibits hereto, sets forth the entire agreement and understanding of the Parties hereto and supersedes any and all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

12. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto, agreeing to be bound hereby, execute this Agreement upon the date first set forth above.

Premier Biomedical, Inc.:

/s/ William Hartman                                Date__________
By: William Hartman, CEO

THI Corporation:

/s/ James Christopher LeDoux               Date___________
By: CEO

RushNet Inc.:

/s/ Richard E Goulding                          Date___________
By: Richard E Goulding MD, Chairman of the Board

Gold River Productions, Inc.:

/s/ Richard E Goulding                          Date___________
By: Richard E Goulding MD, Chairman of the Board

Exhibit A

Intellectual Property Agreement